Exhibit 99.1

Press Release of Dickie Walker Marine, Inc. dated April 28, 2004

FOR IMMEDIATE RELEASE

Contacts:	Gerald W. Montiel, Chairman and CEO
Todd W. Schmidt, CFO
(760) 450-0360

Dickie Walker Marine Reports First Profit as a Public Company

and Second Quarter Results

Oceanside, Calif. – April 28, 2004 — Dickie Walker Marine, Inc. (Nasdaq: DWMA) today reported that net income for the three months ended March 31, 2004 was $44,000 or $0.01 per share, compared to a net loss of $133,000 or $0.04 per share for the three months ended March 31, 2003. Net loss for the six months ended March 31, 2004 was $576,000 or $0.16 per share as compared to a net loss of $653,000 or $0.18 per share for the six months ended March 31, 2003.

Net sales for the quarter ended March 31, 2004 were $1,657,000, a decrease of 9% from the second quarter of fiscal 2003. The sales decrease was largely attributable to a decrease in sales of West Marine® private label branded product. Both wholesale and retail sales of Dickie Walker™ brand products showed significant increases. Net sales for the six months ended March 31, 2004 were $2,351,000, a decrease of 4% from the six months ended March 31, 2003.

Gerald W. Montiel, Chairman and CEO, stated, “We are pleased to announce our first quarterly profit as a public company. This is largely due to the results of three major initiatives that we previously announced. First, we improved vendor sourcing of our products. This improvement has helped improve our gross profit percentage from 33% in the second quarter of fiscal 2003 to 37% in the current quarter. Second, we reduced our operating expenses. These declined from $706,000 in the second quarter of fiscal 2003 and $637,000 last quarter to $556,000 this quarter. Third, we expanded distribution of the Dickie Walker brand to additional retailers. Although our overall sales for the quarter were down from last year, our wholesale sales of Dickie Walker brand products increased by 85% over the second quarter of fiscal 2003 and contributed to our improved gross profit.

“Going forward, we will continue to de-emphasize our private label business. We will be devoting our energies and resources to building the Dickie Walker brand where we feel we have the best long-term opportunity to build a viable company. Although, the de-emphasizing of our private label business will temporarily slow our sales growth in the next few quarters, we anticipate our operating results will continue to show improvement.”

Montiel added, “We are encouraged about this more defined and focused direction in expanding the Dickie Walker brand business. We are continuing to acquire new

Dickie Walker Marine Reports Second Quarter Results…page 2

customers, and the average order size continues to increase. We are also hearing comments from our customers that our products are selling very well off the retailers’ shelves. We are presently selling to a number of specialty men’s and women’s stores, marina stores, resorts, yacht clubs and better sporting goods stores. Our La Jolla, California store also continues to show positive gains, with sales increasing 36% this quarter over the second quarter of fiscal 2003.

Montiel concluded, “In a Form 8-K filing this month with the Securities and Exchange Commission, we reported that we had been notified by Nasdaq that their review of our first quarter fiscal 2003 financial statements indicated that we were not in compliance with their criteria for listing on the Nasdaq SmallCap Market. We subsequently regained compliance with the listing criteria this quarter through the conversion of $202,500 of convertible notes payable to stockholders into common stock by several of our noteholders, who are also directors, at the original conversion price of $3.60 per share. With a view towards conserving our cash and further increasing our stockholders’ equity, we made an offer to the remaining noteholders to convert their notes at a reduced conversion price of $1.69 per share. As of today, noteholders holding an aggregate of over $400,000 of notes have indicated their intent to convert their notes. We appreciate the support shown to us by our shareholders and pledge our continued commitment to building a national brand of nautically-inspired products and a successful company.”

Dickie Walker Marine, Inc. designs and markets authentic lines of nautically-inspired apparel, gifts and decorative items. With a focus on quality comfortable clothing and classic styling, the Dickie Walker brand is unique in its design and appeal. Dickie Walker apparel combines the look and quality fabrics of comfort apparel with nautically-inspired themes. The Dickie Walker line of lifestyle items features marine-themed decorative and functional accessories for the home, office and boat.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include, among other things, statements that relate to Dickie Walker Marine’s future plans, expectations, objectives, performance and similar projections, as well as facts and assumptions underlying these statements or projections. Actual results may differ materially from the results expressed or implied in these forward-looking statements due to various risks, uncertainties or other factors. Risks and uncertainties include whether the Company will be able to increase sales through its existing distribution channels; whether the existing retail store and future retail stores will be profitable; competitive pricing pressures; inventory management and shrink issues; the rate that consumers purchase nautical apparel and accessories from our distribution channels (“sell-through”); and other risk factors disclosed from time to time in the Company’s SEC filings.

(Financial statements follow)

Dickie Walker Marine Reports Second Quarter Results…page 3

Dickie Walker Marine, Inc.

Statements of Operations

In thousands, except per share data (Unaudited)	Three months ended March 31,
	2004		2003
Net sales	$1,657	100%	$1,822	100%
Cost of sales	1,038	63%	1,220	67%

Gross profit	619	37%	602	33%
Selling, general and administrative expenses	556	33%	706	39%

Income (loss) from operations	63	4%	(104)	(6)%
Other expense – net	(19)	(1)%	(29)	(1)%

Net income (loss)	$44	3%	$(133)	(7)%

Net income (loss) per share–basic and diluted	$0.01		$(0.04)

Shares used in per share calculation	3,681		3,680

Balance Sheets

(In thousands)	March 31, 2004	September 30, 2003
	(Unaudited)
Assets:
Cash and cash equivalents	$1,358	$2,688
Accounts receivable - net	449	130
Inventories - net	1,200	797
Property and equipment – net	883	1,001
Other assets	335	233

Total assets	$4,225	$4,849

Liabilities and Stockholders’ Equity:
Accounts payable and accrued expenses	$572	$377
Deferred revenue	360	594
Notes payable to stockholders	698	900
Capital lease obligation	93	114
Stockholders’ equity	2,502	2,864

Total liabilities and stockholders’ equity	$4,225	$4,849

Dickie Walker Marine Reports Second Quarter Results…page 4

Dickie Walker Marine, Inc.

Statements of Operations

In thousands, except per share data (Unaudited)	Six months ended March 31,
	2004		2003
Net sales	$2,351	100%	$2,448	100%
Cost of sales	1,689	72%	1,765	72%

Gross profit	662	28%	683	28%
Selling, general and administrative expenses	1,194	51%	1,302	53%

Loss from operations	(532)	(23)%	(619)	(25)%
Other expense – net	(44)	(2)%	(34)	(2)%

Net loss	$(576)	(25)%	$(653)	(27)%

Net loss per share – basic and diluted	$(0.16)		$(0.18)

Shares used in per share calculation	3,680		3,680